SERVICE PLAN FOR THE
AMERICAN BEACON FUNDS Y CLASS
SCHEDULE A
     As noted in Paragraph 1 of the attached Plan, the following Funds have adopted the Service Plan for the American Beacon Funds Y Class:
American Beacon Large Cap Value Fund
American Beacon Small Cap Value Fund
American Beacon International Equity Fund
American Beacon Balanced Fund
American Beacon Large Cap Growth Fund
American Beacon Mid-Cap Value Fund
American Beacon Small Cap Value II Fund
American Beacon Emerging Markets Fund
American Beacon High Yield Bond Fund
American Beacon Retirement Income and Appreciation Fund
American Beacon Intermediate Bond Fund
American Beacon Short-Term Bond Fund
American Beacon Treasury Inflation Protected Securities Fund
American Beacon Global Real Estate Fund
American Beacon Zebra Large Cap Equity Fund
American Beacon Zebra Small Cap Equity Fund
American Beacon Evercore Small Cap Equity Fund
American Beacon SiM High Yield Opportunities Fund
Dated: December 15, 2010